Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 19, 2018, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-229091) and related Prospectuses of Apellis Pharmaceuticals, Inc. for the registration of debt securities, common stock, preferred stock, units, and warrants.

/s/ Ernst & Young LLP

Louisville, Kentucky

February 26, 2019